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                                                                       TCR



                                 IRREVOCABLE PROXY



     The undersigned hereby irrevocably appoints RONALD E. WEINBERG, NORMAN C. HARBERT AND JEFFREY H. BERLIN, as representatives of THE HAWK GROUP OF COMPANIES, INC., an Ohio corporation ("Hawk"), acting singly or jointly with full power of substitution, proxies of the undersigned and hereby authorizes them to vote, with all the powers as the undersigned would possess if personally present, 851,456 shares of common stock, $1.00 par value, of MLX CORP., a Georgia corporation ("MLX"), which the undersigned has the sole power to vote as of the record date for the Annual Meeting of Shareholders of MLX to be held on or about June 27, 1995, or any adjournment thereof, on all matters properly considered by the shareholders at such Annual Meeting. This irrevocable proxy is conditioned upon the appointees voting such shares in accordance with the provisions of Paragraph 2.7(d) of the Agreement for Purchase and Sale of the Capital Stock of S.K. Wellman Limited, Inc. dated as of April 10, 1995, between MLX and Hawk, as may be amended from time to time.

     This Proxy is irrevocable to the fullest extent permitted by law and is coupled with an interest.

     IN WITNESS WHEREOF, the undersigned has executed this Proxy as of the 9th day of May, 1995.



                    Signature: /s/ J. William Uhrig
                              ---------------------
                    Title or Authority:  As attorney-in-fact
                                        --------------------
                    (Please sign exactly as your name
                    appears on share certificates,
                    indicating title or representation
                    capacity, where applicable)

                    THREE CITIES HOLDINGS LIMITED